Exhibit 10.1

Receivables Purchase AGREEMENT

Date: January 13, 2017

HSBC Bank USA, N.A./Commercial Services (HSBC) will provide Majesco a California corporation, Majesco Software & Solutions Inc., a New York corporation, and Cover-All Systems Inc., a Delaware corporation (individually and collectively, jointly and severally the “Client”) with services as set forth in this Agreement (as defined below) and the Standard Terms & Conditions.

This Receivables Purchase Agreement, its Schedule and the Standard Terms & Conditions (the “ST&C”) comprise the entire agreement between the parties (as amended from time to time) (the "Agreement"). In the event of a conflict between the Schedule to this Agreement and the ST&C, the terms of the Schedule shall apply.

1.	SERVICES SELECTED

The Client accepts from HSBC the services listed in the Schedule from the Commencement Date, upon the terms set out in this Agreement.

2.	SALE AND ASSIGNMENT

2.1	The Client requests HSBC to act as its sole factor effective as of the Commencement Date, and effective as of the Commencement Date, hereby sells to HSBC, and HSBC hereby purchases from the Client, all of the Client’s Receivables; provided however that in the event that HSBC declines to purchase Eligible Receivables when requested by the Client (“Declined Receivables”), the Client may request, and HSBC in its sole discretion, subject to the approval of its internal credit approval authorities, may permit (if requested by the Client in writing to do so) the Client to engage alternative financing sources with respect to such Declined Receivables, which approval, if granted by HSBC, must be in writing, and shall be on terms, and subject to an intercreditor agreement with any such alternative finance source, which shall be in form and substance fully acceptable to HSBC (“Alternative Financing”).

2.2	The purchase of each Receivable arising after the Commencement Date shall be effective on the date the Receivable arises.

2.3	HSBC’s purchase of Receivables on which HSBC has assumed the Credit Risk is without recourse to the Client to the extent non-payment is due solely and exclusively to Financial Inability.

3.	SECURITY INTEREST

3.1	The Client hereby grants to HSBC, as collateral security for the Liabilities, a security interest in all of Client’s Accounts, and the solely to the extent related thereto: (i) all records evidencing or related to the Accounts, including contracts, invoices, charges, slips, credit memoranda, notes and other instruments, documents, books and records (including electronic records); (ii) all guaranties, liens and security interests and property subject thereto, if any, purporting to support the payment of such account by the Account Customer, whether pursuant to the contract related to such account or otherwise; (iii) all instruments, documents, chattel paper and general intangibles (as such terms are defined in the UCC), excluding, however, any and all intellectual property, software and embodiments thereof; (iv) the DDA Accounts; and (v) all proceeds of the foregoing. If and when HSBC approves Alternative Financing in writing, HSBC shall release its liens in Declined Receivables to the extent they are financed by Alternative Financing.

HSBC will confirm the Commencement Date to the Client, whereupon HSBC shall be authorized by the Client to complete the Commencement Date in the Schedule.

IN WITNESS of which this Agreement has been executed and delivered as of the Commencement Date.

THE CLIENT AND HSBC HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING FROM, OR IN ANY WAY RELATING TO (I) THIS AGREEMENT, or any supplement or amendment thereto; or (II) any other prior, present or future instrument or agreement between HSBC and the Client; or (III) any conduct, acts or omissions by HSBC or the Client or any of HSBC’s or the Client’s directors, officers, employees, agents, attorneys or any other persons affiliated with HSBC or the Client; in each of the foregoing cases, whether sounding in contract or tort or otherwise.

[Signature Page and Schedule To Follow]

Majesco By: /s/ Ketan Mehta Title: President & Chief Executive Officer	HSBC BANK USA N.A./Commercial Services By: /s/ Heidi C. Pote Title: Global Trade & Receivables Finance Director – Implementation

Majesco Software & Solutions Inc.

By: /s/ Ketan Mehta

Title: President & Chief Executive Officer

Cover-All Systems Inc.

By: /s/ Ketan Mehta

Title: President & Chief Executive Officer

THE SCHEDULE

1.	Client Name:	(i) Majesco, (ii) Majesco Software & Solutions Inc.

(iii) Cover-All Systems Inc.

	Client State of Organization:	(i) California, (ii) New York, (iii) Delaware

	Nature of business:	IT Design & Consulting

	Principal place of business	412 Mount Kemble Avenue, Suite 110C, Morristown, NJ 07960

DDA Account Number	Collections Acct	Operating Account

Majesco-	000266167	000260819

Majesco Software & Solutions Inc. -	000266175	000261114

Cover-All Systems Inc. -	000266183	000260835

2.	Services to be provided

	Advances	[ Yes ]

	Credit Risk Assumption	[ No ]

	Non-Notification	[ Yes]

3.	Commercial terms

	Approved Count[ries]	U.S.A.

Commencement Date

	Concentration Percentage	Forty (40%) percent

	Facility Limit	Ten Million ($ 10,000,000.00) Dollars

	Minimum Period	Twelve (12) Months

	Notice Period	sixty (60) Days

	Advance Percentage	Ninety (90%) percent

	Standard Payment Terms	up to Ninety (90) days

4.	Pricing

	Arrangement Fee	two-tenths (0.2%) percent of the Facility Limit

	Margin	Two (2%) per cent

	Facility Review Fee	two-tenths (0.2%) percent of the Facility Limit

	Other fees	Fees will be payable for:

(a) any variation to the terms of this Agreement;

(b) the release of any Lien;

(c) new Liens to be granted to HSBC or any third party.

	Factoring Commission	N/A

Minimum Annual Factoring Commission N/A

	Field Examination Fee	Nine Hundred Twenty Five ($925.00) per person per day
5.	Credit Risk Assumption

Automatic Credit Risk Limit for each Customer N/A

Credit Risk
	Percentage	N/A

	First Loss	N/A

6.	Special terms

1- For avoidance of doubt, Exhibit A is attached hereto, for purposes of illustration only, of the calculation of the Purchase Price.

2- Each Client irrevocably appoints each other Clients as its agent in connection with requests for Advances, reporting and other communications with HSBC.

3- Any reference to “HSBC BANK USA, N.A./Commercial Services” appearing in the ST&C or Receivable Finance Rules And Terms, shall, in each instance it appears in each document, be changed to “HSBC BANK USA, National Association”

4- Section 1 of the ST&C shall be amended by deleting the number “3” appearing in the penultimate line of said section and by inserting the number “60” in its place and stead.

5- Section 7.5(b) of the ST&C shall be amended by inserting the number “five (5)” in the blank space provided on the beginning of the second line thereof.

6- Section 9.3(a) of the ST&C shall be amended by inserting the dollar amount of “$10,000” in the blank space provided on the 4th line thereof.

7- Section 9.3(b) of the ST&C shall be amended by: (i) deleting the number “30” appearing on the third line of said Section and inserting the number “60” in its place and stead, (ii) inserting the number “50” to fill in the blank percentage on the third line of said Section, and (iii) inserting the number “120” in the blank space on the last line of said Section.

8- Section 9.3(b) of the ST&C shall be amended by: (i) deleting the number “30” appearing on the first line of said Section and inserting the number “60” in its place and stead, and (ii) deleting the number “90” appearing on the first line of said Section and inserting the number “120” in its place and stead.

9- Section 10.8 of the ST&C shall be amended by adding the word “reasonable” on the first line of said Section after the words “Client will pay the” and before the word “fees”

10- Sections 11.1 through 11.4 of the ST&C shall be deleted and the Sections shall be intentionally left blank, 11.5 of the ST&C shall be amended by adding the phrase “During the occurrence and continuance of a Termination Event” at the beginning of the Section, and Section 11.6 through 11.16 shall be deleted.

11- Section 13.3 of the ST&C hall be amended by adding the “10 days (but no notice need be given during the existence of a Termination Event)” on the first line of said Section after the words “the Client”.

12- So long as the Client does not sell any Goods, Sections 14.2, 14.3 and 14.4 are deleted

13- Section 15.2 of the ST&C shall be amended by adding the words “or has otherwise been invoiced in accordance with the Contract of Sale” on the second line of said Section after the words “the Contract of Sale has been performed,”.

14- Section 16.1(g) of the ST&C shall be amended by inserting the number “5” in the blank space on the last line of said Section.

15- Section 16.1 (c) (iii) of the ST&C shall be amended by adding the words “reasonably” before the words “required’.

16- As HSBC shall not assume any Credit Risk, and accordingly any references or implications in the ST&C to the contrary are of no effect.

17- The text of Section 16.1 (n) of the ST& C is hereby deleted and replaced with the following new text:

“provide to HSBC copies of Client’s filed Form 10K and tax returns and any other financial information reasonably requested by HSBC; and”

18- Section 16.1 (o) of the ST & C shall be amended by adding the words “Upon 5 days prior notice at a mutually agreeable time, during normal business hours and in such a manner as to not unreasonably with Client’s business operations, (provided however that such notice period and restrictions are not applicable during the existence of a Termination Event) “on the first line at the beginning of the sentence before the words “allow HSBC”.

19- Section 16.2 (d) of the ST&C shall be amended by adding the words “except as required by applicable law” at the end of the Section.

20- Section 16.2 (g) of the ST & C shall be amended by adding the words “or as required by the Contract of Sale, provided however that any such Receivables exceeding such dating shall not be submitted to HSBC for Advances.” at the end of the sentence before the period.

21- Section 16.3 of the ST&C is hereby deleted.

22- Section 17.1 and 17.7of the ST& C shall be amended by removing all references to the term “Affiliates”.

23- Section 17.11 of the ST&C shall be amended by adding the following text to the end of said Section:

“Unless contested in good faith and adequately reserved for and provided that such tax does not become a lien on the Receivables;”

24- Section 23.1 of the ST&C is amended by inserting the following parenthetical text immediately following the word “Customers” and preceding the comma after the word:

“(as to Customers only, following a Termination Event or if HSBC reasonably believes that a Termination Event may exist)”

25- Section 26.3 of the ST&C shall be amended by the adding the following text at the beginning of the sentence “Upon 30 days prior written notice to Client (but without notice during the existence of a Termination Event), “.

26- Section 28.7 of the ST & C is hereby deleted and replaced with the following new language:

“No amendment of the Agreement shall be binding on either party unless it is in writing and signed by an authorized officer of both parties.”

27- Section 30.15 of the ST&C shall be amended by deleting the text appearing therein and by inserting the following text in its place and stead:

“Base Rate the 90 Day LIBOR Rate, which is not necessarily the lowest rate of interest offered by

HSBC to its customers.”

28 - A definition of “LIBOR Rate” shall be added to Section 30 of the ST&C, the text of which shall state:

“LIBOR Rate the London Interbank Offered Rate per annum (rounded upwards, if necessary, to the next 1/8th of 1% and adjusted for reserves if Lender is required to maintain reserves with respect to relevant advances) administered by ICE Benchmark Administration Limited (or any other successor thereto which takes over administration of such rate) appearing on Bloomberg Page BBAM1 screen (or on any successor or substitute page of such Bloomberg screen providing rate quotations comparable to those currently provided on such page of such Bloomberg screen, as determined by HSBC from time to time for purposes of providing quotations of interest rates applicable to United States Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Banking Days prior to the making of such Advance, as the rate for the offering of United States Dollar deposits with a maturity of 90 Days.”

29- The definition of “Liabilities” appearing in Section 30.53 of the ST&C shall be amended by deleting the text appearing therein and by inserting the following text in its place and stead:

“Liabilities any sum (present, contingent or future) payable by the Client (including as a Client, as a guarantor or as an account debtor on Receivables purchased or assigned to HSBC) to HSBC under the Receivables Purchase Agreement and any losses, damages, costs and expenses (including legal expenses on a full indemnity basis) incurred by HSBC thereunder or in connection therewith.”

Exhibit A

Example of Calculation of Purchase Price (solely for illustration purposes):

(1) Variables:

Invoice amount: $10,000.00

Advance Percentage: 90%

LIBOR (90 Day): 1%

Margin: 2%

# of Days: 15 (For illustration only; actual number of days will vary; number of days, with respect to any Receivable, shall mean the time between the date upon which HSBC makes an Advance to purchase such Receivable and the date upon which such Receivable is repaid).

(2) Calculation of Interest:

(a) ($10,000.00 * 90) * (1% + 2%) * (15/360)

(b) ($9,000) *(.03) * (.0417)

(c) (270) * (.0417)

Interest = $11.26

(3) Calculation of Purchase Price:

(a) ($10,000.00 * .90) + $11.26

(b) $9,000.00 + $11.26

Purchase Price = $9,011.26

STANDARD TERMS & CONDITIONS

These standard terms & conditions apply to the services to be provided by HSBC Bank USA National Association (“HSBC”). They form part of the Receivables Purchase Agreement between the Client and HSBC, which refers to them.

1.	TERM OF THE AGREEMENT

The Agreement begins on the Commencement Date and continues for the Minimum Period and afterwards until terminated by either party giving written notice at any time of not less than the Notice Period. If not terminated by HSBC or the Client effective at the end of the Minimum Period, this Agreement shall automatically be extended for additional 12 month periods unless either the Client or HSBC gives written notice of termination of not less than the Notice Period. This Agreement may be terminated by HSBC at any time by giving 30 days prior written notice or without notice pursuant to Section 17.

2.	NOTIFICATION

On the Commencement Date and periodically thereafter, the Client shall provide HSBC with schedules of its Receivables, such information to be provided in a form and manner that is satisfactory to HSBC. All invoices evidencing Receivables shall include the following legend: Please remit to Dept CH __________, Palatine IL 60055-9226.”

3.	PURCHASE PRICE

3.1        HSBC may, in its discretion, up to the amount of the Client’s Availability and on request from the Client, make Advances of the Purchase Price of Eligible Receivables. The balance of the Purchase Price of each Eligible Receivable (less Reserves and any applicable fees and charges provided for hereunder) is due in the manner described in Section 3.2 of the Agreement and will be effectuated by the transfer of funds from a Current Account to the DDA Account.

3.2        The Purchase Price of each Receivable is the amount collected by HSBC on the Receivable, less amounts as calculated pursuant to Sections 7.2 and 10.4 of the Agreement, and less accrued interest applicable to the Receivable; provided, however, that in the case of a Receivable that is an Approved Receivable that has not been collected, the Purchase Price of such Receivable shall be the amount to be credited to the Client under Condition 11.8, less amounts as calculated pursuant to Sections 7.2 and 10.4 of the Agreement and less accrued Interest applicable to such Receivable.

4.	CONCENTRATION LIMIT

4.1        HSBC may, at HSBC’s discretion, establish a Concentration Limit for an existing or new Customer using the Concentration Percentage specified in the Schedule as modified by HSBC from time to time in it is discretion.

5.	ADDITIONAL RIGHTS OF HSBC

5.1        HSBC may determine, in its discretion, the amount of the Reserve from time to time.

5.2        HSBC may in its sole discretion reduce the Advance Percentage. Nothing contained in the Agreement shall obligate HSBC to make Advances. The purpose of the Advance Percentage is to calculate the maximum advance payment of the Purchase Price of an Eligible Receivable that HSBC may be willing from time to time to make under any contingency.

5.3       Should HSBC in its discretion elect to make an Advance of the Purchase Price of a Receivable which at the time of such Advance was not an Eligible Receivable, or elect to make an Advance of the Purchase Price of a Receivable that is greater than the Advance Percentage, HSBC shall have no obligation to do so in the future.

6.	NON-QUALIFYING RECEIVABLES

Notwithstanding any other term of the Agreement:

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6.1        A Non-Qualifying Receivable shall not be eligible for Advances of the Purchase Price thereof unless HSBC in its discretion deems it to be an Eligible Receivable;

6.2        HSBC will only manage sales ledgers in relation to Non-Qualifying Receivables if HSBC wishes to do so;

6.3        the Client will not include a Non-Qualifying Receivables on Assignment Schedules unless HSBC advises the Client to do so; and

6.4        if HSBC makes an Advance in relation to a Non-Qualifying Receivable, the Non-Qualifying Receivable shall automatically be a Receivable for the purposes of the Agreement and HSBC may designate it as a Qualifying Receivable.

7.	ACCOUNTS

7.1        HSBC will establish a Current Account and an Interest Account and any other accounts HSBC deems appropriate.

7.2        HSBC will credit a Current Account with the Purchase Price of Receivables, less any Advances of such Purchase Price previously made, which will be the gross face amount less discounts offered to, and any credits received by or allowed to, the Customer. In computing the Purchase Price of Receivables, HSBC may in its discretion (i) treat discounts offered to Customers as having been taken by the Customer on the largest discount offered to the Customer; and (ii) all discounts used in such computation as also being applicable to postage, freight and incidental charges.

7.3        HSBC will debit the Interest Charge to a Current Account and Interest Account. For administrative convenience, the Interest Charge will be debited to the Current Account on the last Business Day of the calendar month in which they accrued.

7.4        Any payment made by HSBC to the Client will be debited to a Current Account and Interest Account and credited to the DDA Account for same day value:

7.5        Remittances received by HSBC will be deemed collected by HSBC for the purposes of Section 3.2, at the following times:

(a)	checks capable of routine collection through the Automated Clearing House, subject to being honored on first presentation, two Business Days following the date on which the Remittance is received by HSBC;

(b)	checks which are not capable of routine collection through the Automated Clearing System, within Business Day(s) of the date on which HSBC receives notice that the Remittance has been cleared for value;

(c)	payments by electronic transfer, the date on which HSBC is given credit; and

(d)	any other form of payment, or if HSBC is prevented from carrying out HSBC’s normal procedures for handling Remittances for any reason, the date on which HSBC receives notice that the relevant Remittance has been cleared for value.

7.6        If any check sent to a clearing system is returned after HSBC has given value for the Remittance, the value of the Remittance will be debited to the Current Account as of the date that value for such Remittance was originally given.

7.7        Each calendar month, HSBC will provide the Client with statements of each Current Account and Interest Account. EACH SUCH STATEMENT SHALL CONSTITUTE AN ACCOUNT STATED AND SHALL BE DEEMED ACCEPTED BY THE CLIENT AND SHALL BE DEEMED CONCLUSIVE AND BINDING ON THE CLIENT UNLESS HSBC RECEIVES A WRITTEN EXCEPTION TO THE STATEMENT WITHIN 30 DAYS AFTER SUCH STATEMENT IS RENDERED.

7.8        HSBC may allocate Remittances as HSBC deems appropriate (which will for the avoidance of doubt be against Approved Receivables before Non-Approved Receivables).

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8.	CURRENCIES

8.1        Receivables must be payable, and payments of the Purchase Price of Receivables will be made, in the currency for payment specified on the Invoice;

8.2        Where relevant, to calculate:

(a)	a Purchase Price of a Receivable, a Remittance or payment under Section 11.8 conversion will be at the Spot Rate of Exchange when it is credited to a Current Account; and

(b)	a Repurchase Price, Receivables will be converted at the Spot Rate of Exchange when HSBC charges back a Receivable.

8.3        All gains and losses resulting from fluctuations in exchange rates will be for the Client’s account.

9.	INTERNET INVOICE FINANCE

9.1        The Client agrees to the IIF Applicable Rules and Terms in the form attached as Exhibit A to the Agreement, and such amendments thereof as HSBC makes from time to time and communicates to the Client.

9.2	By the 15th day of each calendar month (or such other day as HSBC may determine) the Client will provide the following in a form approved by HSBC, together with any other information that HSBC may require:

(a)	an aged analysis of all Receivables by reference to each Customer;

(b)	the Client’s sales ledger control account for all Approved Receivables in each case made up to the last day of the preceding calendar month.

9.3

(a)	the Client shall promptly notify HSBC in writing of the occurrence of any of the following events (i) the Client receives notice of any adverse change in the financial condition of any Customer owing an Approved Receivable; (ii) with respect to any Approved Receivable having an invoice amount in excess of $___, a Customer obligated on such Approved Receivable requests the Client to modify the terms of payment of such Receivable including an extending the time of payment; or the Customer returns or attempts to return the goods which by sale resulted in such Receivable or asserts a Dispute;

(b)	Any credit lines or Automatic Credit Approvals in effect with respect to a Customer shall be deemed automatically terminated in the event that any Receivable due from such Customer becomes more than 30 days past due or more than ____ % of the Receivables due from such Customer become more than _____ days past due.

(c)	HSBC’s Credit Risk on an Approved Receivable shall be deemed terminated in the event that the Client, upon HSBC’s request, fails to provide to HSBC a copy of the invoice and Contract of Sale relating to such Receivable, a bill of lading and proof of delivery of the goods which by sale resulted in such Receivable or such other documentation as HSBC reasonably requests

10.	FEES AND CHARGES

10.1      The Client will pay the fees and charges detailed in the Agreement.

10.2      The Arrangement Fee is payable on or around the Commencement Date and is charged to the Client to set up the arrangements described in the Agreement.

10.3      The Facility Review Fee is payable on each anniversary of the Commencement Date and is charged to the Client for HSBC undertaking an annual review of the facilities which HSBC provides to the Client.

10.4      The Factoring Commission will be charged to the Current Account and deducted from the Purchase price

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of Receivables. The Minimum Annual Factoring Commission specified in the Schedule shall be charged to the Current Account on or about the anniversary of the Commencement Date in each year.

10.5      Unless expressly provided to the contrary in the Agreement, the Client will pay all of HSBC’s charges as in effect from time to time for maintaining the DDA Account and collecting Remittances and the Client will pay any taxes incurred, and the costs of any action taken under or in relation to the Agreement. The Client agrees that HSBC may set up an additional blocked DDA Account for the purpose of holding Cash Collateral.

10.6      If HSBC agrees to a request from the Client to terminate the Agreement prior to the end of the Minimum Period or prior to the lapse of any Notice Period (without any obligation upon HSBC to do so), or prior to the end of any subsequent 12 month period following an automatic renewal, HSBC will be entitled to the charges and/or fees that would have been payable to HSBC had this Agreement remained in force for the balance of the Minimum Period or Notice Period or such subsequent 12 month period, and those charges and/or fees include:

(a)	Whichever is greater,

(i)          the Minimum Annual Factoring Commission and

(ii)         any Factoring Commission, calculated by reference to the average monthly turnover of Receivables for the 12 full calendar months before termination or, otherwise, for each full calendar month that the Agreement has been in operation; and

(b)	Margin calculated at a daily rate based on the average balance on each Current Account over the 12 full calendar months before termination or, otherwise, the average balance on the Current Account for each full calendar month that the Agreement has been in operation.

10.7      If in the opinion of HSBC there has been a material deterioration in the Client’s financial condition or operating performance, HSBC may charge the Client a monthly monitoring fee for additional work undertaken by HSBC monitoring and reviewing the Client and its ledgers.

10.8      The Client will pay the fees of HSBC’s in-house and outside attorneys for the preparation of all Transaction Documents and, following a Termination Event, for the enforcement of the terms of the Transaction Documents and collection of the Liabilities.

10.9      The Client shall pay to HSBC a fee for field examinations conducted by HSBC at HSBC’s then prevailing rate, for each day or part thereof of such examination plus out of pocket expenses. HSBC’s fee for field examinations in effect on the Commencement Date is the rate specified in the Schedule.

11.	CREDIT RISK ASSUMPTION

11.1      HSBC may provide an Automatic Credit Risk Limit for an existing or a new Customer in the amount specified in the Agreement, provided that neither the Client nor HSBC is aware of any adverse information in respect of that Customer, reasonable enquiries having been made by the Client.

11.2      HSBC may, at HSBC’s discretion, establish Credit Risk Limits following a request by the Client. If a Credit Risk Limit is lower than the Automatic Credit Risk Limit, the Credit Risk Limit will apply.

11.3      HSBC may, by notice to the Client, increase, reduce or cancel a Credit Risk Limit with immediate effect, but such reduction or cancellation shall not affect Approved Receivables arising from shipments made prior to such reduction or cancellation. Following termination of a Credit Risk Limit with respect to a Customer, if HSBC so requests, the Client shall exercise its right of reclamation and other seller remedies to obtain the return of goods shipped to a Customer prior to termination of a Credit Risk Limit but not yet delivered to the Customer at the time of such termination.

11.4      A Receivable will not be an Approved Receivable if:

(a)	it is in an amount in excess of the Credit Risk Limit or Automatic Credit Risk Limit, whichever is lower (and for the purpose of determining the Receivables which are Approved Receivables, the Receivables due from the relevant Customer will be taken in the order they become due for

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payment); or

(b)	the Client is in breach of any warranty or undertaking relating to it; or

(c)	it is in respect of interest; or

(d)	it is within First Loss; or

(e)	it is in existence on the Commencement Date; or

(f)	non-payment is due to force majeure; or

(g)	the Client has failed to include a legend on its invoices as required by Section 2; or

(h)	it is that part of the Receivable applicable to taxes; or

(i)	it has been created on payment terms not approved by HSBC in writing or otherwise agreed by HSBC in writing or such approved or agreed payment terms are subsequently changed by the Client without HSBC’s prior written consent; or

(j)	it is the subject of a Dispute

(k)	It is due from a Customer located in state whose courts are unavailable to the Client due to the Client’s failure to qualify to do business in such state.

11.5      HSBC may at any time in its discretion notify any or all Customers that the Client’s Receivables have been assigned to and are payable only to HSBC.

11.6      The Client shall immediately notify HSBC in writing in the event that any Receivable becomes more than 30 days past due.

11.7	If an Approved Receivable remains unpaid on the earliest of (i) 30 days past Due Date (ii) 90 days from the date of the Invoice and (iii) such other time as HSBC may specify in writing, the Client will:

(a)	within 7 days notify the relevant Customer that all its Receivables have been assigned to HSBC; and

(b)	within 15 days submit to HSBC instructions to collect in the form determined by HSBC and provide HSBC with all records (in whatever form) relating to its attempted collection of the Receivable, such evidence as is required by HSBC of the Client’s performance of the Contract of Sale and any other information HSBC may require, and if, for any reason, the Client fails to comply with these obligations, all Approved Receivables of the relevant Customer will automatically become Non-approved Receivables with immediate effect.

11.8      If an Approved Receivable:

(a)	remains unpaid 120 days past Due Date; and

(b)	is payable by a Customer which HSBC determines is unable to pay the Receivable at maturity due solely and exclusively to financial inability to pay and no Dispute has been asserted or arisen

HSBC will credit the relevant Current Account with a sum equal to the Purchase Price of the Receivable.

11.9      If an Approved Receivable is later determined by HSBC to be a non-Approved Receivable, any credit to a Current Account will be reversed by HSBC as of the date such credit was given.

11.10    Any payments made by a Customer, owing both Approved and Non-Approved Receivables, and any distributions made in any Insolvency Proceeding applicable to the Receivables of such Costumer, shall first be applied to Approved Receivables before application to Non-Approved Receivables. HSBC may reverse any

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automatic payment application that was inconsistent with the priority of application set forth in the preceding sentence.

11.11    The aggregate amount of all costs incurred in relation to the collection of Non-Approved Receivables upon HSBC concluding its collection activity will be paid by the Client and may be charged by HSBC to the Current Account.

11.12    For the avoidance of doubt, any Receivables that are in excess of the Credit Risk Limit specified for the relevant Customer, will be treated as Non-Approved Receivables.

11.13    No Receivable shall be an Approved Receivable unless a Credit Risk Limit was in effect at the time of shipment in the IIF.

11.14    If HSBC in its discretion elects to cancel a Credit Risk Limit with respect to a Customer and requests the Client to cease shipping goods to such Customer and the Client, notwithstanding such request, elects to continue shipping to such Customer, then all Receivables due from such Customer shall become Non-Approved Receivables.

11.15    HSBC shall have no obligation to issue or retain a Credit Risk Limit with respect to a particular Customer and shall have no liability for failing to issue, or terminating, a Credit Risk Limit.

11.16    HSBC may debit to the Current Account, or any DDA Account, any Remittance previously credited to the Current Account which thereafter HSBC is obligated to repay to the Customer who made the Remittance, or the Customer’s representative, whether due to claims of preference under the Bankruptcy Code or otherwise, other than a Remittance on a Receivable on which HSBC had the Credit Risk when the Remittance was received and that HSBC is obligated to return due to a preference claim under Section 547 of the Bankruptcy Code.

12.	CLIENT’S OBLIGATIONS WITH RESPECT TO CUSTOMER REMITTANCES

12.1      Immediately on receiving a Remittance, the Client will deliver the original Remittance to HSBC or pay it to a Collection Account.

12.2      Before delivery of a Remittance to HSBC, the Client will hold it in trust for HSBC and separately from the Client’s own monies.

12.3      The Client will hold in trust for HSBC any Remittances which for any reason are not transferred effectively to HSBC.

12.4      The Client agrees that HSBC may return any Remittance made by a Customer if HSBC is unable to establish to its satisfaction that the Remittance applies to a Receivable of the Client that HSBC has purchased.

13.	COLLECTION OF RECEIVABLES

13.1      The Client is appointed as HSBC’s agent for the collection of Receivables and it will, at the Client’s expense, collect and enforce payment of all Receivables.

13.2      In the course of collecting Receivables, the Client shall adhere to the Collection Guidelines that are attached hereto as Exhibit B.

13.3      HSBC may at any time give the Client notice to terminate its agency to collect all or any Receivable. After termination of the agency the Client will not claim to be or otherwise hold itself out as being HSBC’s agent for any purpose.

13.4      HSBC and not the Client has the sole right to enforce payment of and collect any Receivable, and to compromise any Receivable and to institute, defend or compromise proceedings relating to any such Receivable in such manner and on such terms as it may in its absolute discretion think fit.

13.5      The Client will provide HSBC with all assistance and co-operation that HSBC may require to enable HSBC to collect, settle and enforce payment of Receivables.

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14.	RETURNED GOODS

14.1      All Returned Goods belong to HSBC and may be dealt with as HSBC deems appropriate. The proceeds arising from such dealings will be treated as Remittances.

14.2      HSBC may take possession of Returned Goods at any time by (if necessary) entering premises under the Client’s control.

14.3      All Returned Goods will be (a) disclosed and identified to HSBC, marked with HSBC’s name as owner and, upon request, delivered to HSBC or as HSBC directs and (b) kept separate from the Client’s assets.

14.4      This Condition 14 does not affect HSBC’s rights resulting from any breach of Condition 15 (Warranties).

15.	REPRESENTATIONS AND WARRANTIES

The Client represents and warrants that

15.1      (a) it has disclosed and will disclose to HSBC every fact which might influence HSBC’s decision to enter into or continue the Agreement, purchase a Receivable or to accept any person as a Guarantor and (b) all facts and information disclosed to HSBC by the Client were true and accurate at the time provided.

15.2      If a Receivable is included on an Assignment Schedule, then, as of the date of the Assignment Schedule:

(a)	delivery of the goods or services has been completed in accordance with the Contract of Sale and the Contract of Sale has been performed so that the Receivable is an undisputed and enforceable payment obligation of the relevant Customer;

(b)	the Receivable is payable within the Standard Payment Terms or such other terms as agreed by HSBC in writing;

(c)	the Receivable is owned by the Client and not subject to any Lien in favor of a third party;

(d)	the Receivable has not been previously listed on an Assignment Schedule delivered to HSBC;

(e)	the Receivable is not a Non-Qualifying Receivable;

(f)	the relevant Customer is not Insolvent;

(g)	the Receivable is payable in U.S. dollars or the currency of an Approved Country, and without offset, defense or counterclaim in accordance with the payment terms communicated to HSBC by the Client;

(h)	the Customer is located in an Approved Country as specified in the Schedule;

(i)	the terms of sale communicated to HSBC by the Client are those agreed to by the Customer;

(j)	the person signing or delivering the Assignment Schedule on which the Receivable was listed has the authority to do so.

15.3      The Client is not Insolvent

15.4      The Client owns all trademarks that appear on its products and invoices and no trademarks used by the Client are licensed from third parties [except as specified in Schedule _____]

15.5      To the knowledge of the Client, neither the Client nor any Affiliate of the Client nor any Customer

(a)	is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal or otherwise engage in business transactions

(b)	is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person

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cannot deal or otherwise engage in business transactions with such Person or

(c)	is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Transaction Document would be prohibited under U.S. law.

15.6      To the knowledge of the Client, the Client, all Affiliates of Client and all Customers

(a)	are in compliance, in all material respects, with

(i)          the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto,

(ii)         the anti-money laundering and bank secrecy provisions of the Patriot Act, and

(iii)        other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations; and

(b)	have taken appropriate steps to implement policies and procedures reasonably designed to provide that there will be no payments to any government official or employee, political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the U.S. Foreign Corrupt Practices Act of 1977.

16.	UNDERTAKINGS

16.1      The Client undertakes to:

(a)	pay to HSBC immediately on demand:

(i)          any debit balance on all or any of the Current Accounts plus all other Liabilities;

(ii)         any amount by which the Reserve exceeds the Current Account credit balance at any time;

(iii)        any payment made to the Client in error;

(b)	immediately inform HSBC of:

(i)          a change in the management, ownership or control of the Client or a Guarantor;

(ii)         a change to the Client’s trade style or licensing agreements or the Client adopting a new trade style or licensing arrangement;

(iii)        the creation of any entity controlled by, or under common control with, the Client that has a name similar to the Client’s name or that will be engaging in a business that is similar to the Client’s business;

(iv)        the Client, its Affiliate, a Guarantor or a Customer becoming Insolvent;

(v)         any information it knows about a Customer which might adversely impact the recovery of a Receivable, including but not limited to the assertion of a Dispute by a Customer or any change in a Customer’s status, address or creditworthiness; and

(vi)        a Customer claiming or being entitled to exercise any set-off, deduction or counterclaim;

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(c)	immediately upon HSBC’s request or upon the occurrence of a Termination Event (or such other time limit as HSBC may specify):

(i)          provide the Receivable Records, evidence of the performance of a Contract of Sale and any information (certified if required) relating to a Customer, the Client or their operations;

(ii)         authorize the Client’s accountants to provide to HSBC any information requested by HSBC with respect to the Client;

(iii)        do anything HSBC requires to carry out the purposes of the Agreement;

(iv)        exercise any reclamation rights, stoppage in transit and other seller remedies under a Contract of Sale;

(d)	not issue any credit or other allowance without HSBC’s prior approval and then only for the full amount of the invoice;

(e)	not change the due date of a Receivable or make any other changes in the payment terms of a Receivable without HSBC’s prior written consent

(f)	maintain full accounting records consistently and in accordance with generally accepted accounting principles, and deliver them to HSBC on request;

(g)	provide HSBC with details (in a form acceptable to HSBC) of all credits issued to Customers within _____ Business Day(s) of the credit being issued;

(h)	ensure that all Invoices and similar documents contain payment terms identical to those communicated to HSBC;

(i)	protect the Associated Rights and deliver them to HSBC on request;

(j)	maintain insurance appropriate to the Client’s business;

(k)	comply with the User Guides, HSBC’s procedures relating to the Agreement and any request of HSBC intended to preserve HSBC’s interest in Receivables and/or mitigate any Liabilities, including signing additional documents, and allow any employee or agent of HSBC to enter the Client’s premises, to check Receivable Records and to copy them, at the Client’s expense;

(I)	at all times comply with all laws, regulations and practices relating to the protection of the environment from pollution relevant to the Client or its business, and notify HSBC of any circumstances which may prevent full compliance in the future;

(m)	endeavor to immediately resolve any Dispute (on terms acceptable to HSBC if such resolution is proposed following the occurrence of a Termination Event);

(n)	provide to HSBC annual financial statements (in form satisfactory to HSBC) and tax returns for itself and each Guarantor and any other information requested by HSBC; and

(o)	allow HSBC’s agents to have access to the Client’s premises to examine the Receivable Records and to conduct such other examinations as HSBC deems fit.

16.2      The Client undertakes that it will not, without HSBC’s prior written consent:

(a)	issue Invoices which state that payment must be made in any currency other than U.S. dollars;

(b)	other than to HSBC or any party with whom HSBC has entered into an Intercreditor Agreement satisfactory to HSBC, grant any Lien in the Client’s Receivables or Inventory or enter into any agreement for the financing of Receivables or any other indebtedness or allow any Affiliate of the Client to do the same;

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(c)	subcontract to another person the performance of any of the Client’s obligations to HSBC;

(d)	disclose any information from HSBC relating to Customers or the Agreement;

(e)	cancel or vary any terms of a Contract of Sale giving rise to an Approved Receivable;

(f)	change the nature of the Client’s business; or

(g)	create Receivables in relation to goods or services which are Delivered over a period which exceeds 60 days or where payment is due or an Invoice is issued 6 Months or more after delivery or over a period longer than permitted by any currency exchange control or other applicable regulations.

16.3      Following a notice from HSBC, the Client undertakes that it will not, without HSBC’s prior written consent, appoint any person as the Client’s agent for the delivery of goods.

17.	TERMINATION EVENTS

HSBC may immediately terminate the Agreement at any time after the happening of any of the following events:

17.1      a breach of a Transaction Document or an agreement between HSBC or any Affiliate of HSBC and either the Client or an Affiliate of the Client including but not limited to any representation or warranty being inaccurate or untrue and including the grant of a security interest in violation of a Transaction Document;

17.2      The Client’s failure to pay any Liability when due, including but not limited to any debit balance;

17.3      a breach of any agreement, representation or undertaking, given by a third party, in reliance upon which HSBC has entered into the Agreement or made any payment under it;

17.4      the Client’s or a Guarantor’s repayment obligation to a third party being declared due prior to its stated maturity date or if the Client or Guarantor does not pay it when due;

17.5      in the opinion of HSBC a material deterioration in the Client’s financial condition or operating performance;

17.6      a change, whether direct or indirect, in the Client’s ownership, control or structure without HSBC’s prior written consent and which HSBC considers significant;

17.7      the Client, an Affiliate of the Client or a Guarantor becoming Insolvent;

17.8      the death of a Guarantor or the termination of any Guaranty;

17.9      the termination of any waiver, consent, Intercreditor Agreement, Lien Subordination Agreement or other priority arrangement given in favor of HSBC;

17.10    Any merger, consolidation, merger or other restructuring of the Client or a Guarantor which is not an individual including any event which results in a change in the name or state of organization of the Client;

17.11    Failure to pay any tax when due;

17.12    any criminal conviction (other than a traffic violation) of the Client or any of its Senior Management or any Guarantor; or

17.13    The Client fails to pay all Liabilities on the date that the term of Agreement ends pursuant to Section 1.

18.	RIGHTS FOLLOWING A TERMINATION EVENT

18.1      Following a Termination Event or HSBC’s reasonable belief that a Termination Event may have occurred or may occur, HSBC may:

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(a)	without notice reduce the Advance Percentage (including to zero) or increase the Reserve on all or any Current Accounts;

(b)	withdraw all or any of the services selected in the Agreement;

(c)	to the extent not already debited or demanded, demand repayment of any Advances made in respect of unpaid Receivables;

(d)	increase the Margin by 2 percent;

(e)	to the extent not already debited to a Current Account, offset any Liabilities against sums due by HSBC to the Client and/or demand payment of any debit balance on all or any Current Accounts from the Client;

(f)	terminate the Agreement; and

(g)	withdraw the Clients’ ability to use IIF.

18.2      The Client’s right to draw from any Current Account will be treated as ceasing immediately prior to the occurrence of a Termination Event or any attachment or receivership against monies due by HSBC to the Client.

18.3      The Client will indemnify HSBC for all additional costs incurred by HSBC in consequence of the breach of any term of the Agreement, including the additional costs of collecting Receivables. HSBC may estimate the amount of its claim and debit the relevant sum to a Current Account at any time on or after the date of the occurrence of the breach of the Agreement.

18.4      The Client hereby appoints HSBC as its agent and attorney-in-fact to endorse the Client’s name on any Remittances and, following a Termination Event, to direct that the Client’s mail be forwarded to HSBC and to take such other acts in the Client’s name as are necessary to obtain payment of all Receivables and Liabilities. This power, being coupled with an interest, shall be irrevocable so long as any Receivables or Liabilities are outstanding.

19.	EFFECT OF TERMINATION

The termination of the Agreement will not affect rights and obligations having their inception prior to the Termination Date, including rights and obligations in respect of any Receivables which were created before the Termination Date and including the accrual of Interest Charges and HSBC’s rights to set off monies or consolidate accounts. These rights and obligations will continue until all monies due under the Agreement have been paid and accordingly termination of the Agreement will not affect Liens in effect prior to the Termination Date and such Liens shall remain in effect until all Liabilities have been indefeasibly paid and performed in full. Effective on the Termination Date, HSBC may in its discretion hold Cash Collateral until all Liabilities have been indefeasibly paid and performed in full.

20.	CHARGE BACK AND REASSIGNMENT

20.1      HSBC may at any time charge back an Approved Receivable that becomes the subject of a Dispute.

20.2      When the Client has paid the Repurchase Price for any Receivable, and all Liabilities of the Client have been paid, the relevant Receivable will become the property of the Client.

20.3      When a country becomes an Excluded Country, any Receivables which become Excluded Receivables are automatically reassigned to the Client by HSBC. The Repurchase Price for those Excluded Receivables will be debited to a Current Account.

21.	PAYMENTS AND SET-OFF

21.1      All payments to HSBC must be made without setoff and without any deduction on account of any tax, duty or other charge, unless a deduction is required by law. If a deduction is required by law, the Client will increase the payment so that HSBC receives the amount due to it before the deduction.

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21.2      HSBC may set off any Liabilities against any amount owing by HSBC to the Client or combine any accounts relating to the Client. HSBC may exercise these rights, without prior notice, both before and after demand, and to do so may convert any amount in a different currency to U.S. dollars at the Spot Rate of Exchange.

22.	INDEMNITY

Unless expressly provided to the contrary in the Agreement, the Client indemnifies HSBC and its assigns, officers, directors, employees and agents against (i) Liabilities incurred in relation to any Transaction Document, including the costs of establishing title to and collecting Receivables; (ii) any claims asserted against HSBC by Customers or their representatives or by any taxing authorities based on the Client’s acts or omissions or seeking hold HSBC liable for the obligations of the Client; and (iii) any and all other damages, losses, claims, judgments, costs and expenses incurred or sustained by any of them (other than as the result of their own gross negligence or wilful misconduct) arising from a breach of any warranty or representation by Client in this Agreement or arising from HSBC’s performance of its obligations under this Agreement

23.	COMMUNICATION WITH CUSTOMERS AND THIRD PARTIES

23.1      The Client authorizes HSBC to communicate with the Client’s Customers, Guarantors, credit insurers, banks or other financial institutions, auditors, accountants and other professional advisers and other parties as HSBC considers necessary.

24.	SERVICE OF NOTICE

24.1      HSBC may deliver a notice, in writing, in person or by mail, fax or email, to the Client at:

(a)          the contact details last known to HSBC; or

(b)          the Client’s principal place of business as set forth in the Schedule, or through IIF.

24.2      A notice by HSBC will be deemed given:

(a)          if delivered in person, at the time of delivery;or

(b)          if by mail, on the day after mailing; or

(c)          if by IIF or by fax or email, at the time of sending.

24.3      The Client must serve notice in writing to HSBC’s address which is detailed with its execution at the end of the Agreement or the address subsequently notified to the Client for this purpose.

25.	VARIATIONS

25.1      Any term of the Agreement may be changed by mutual agreement of the parties.

26.	NOVATION AND ASSIGNMENT

26.1      The Client must not assign or delegate all or any of its rights, benefits or duties under the Agreement without HSBC’s prior written consent.

26.2      Subject to HSBC agreeing to an appropriate confidentiality undertaking with anyone outside HSBC, HSBC may give to anyone any information about the Client or any Transaction Document in connection with any proposed transfer of, or financial arrangement relating to, any Transaction Document. HSBC may allow another person to take over any of its rights and duties under any Transaction Document. The Client will execute any documents HSBC may require in this regard.

26.3      HSBC may assign its rights under this agreement.

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27.	PARTIAL INVALIDITY

If, at any time, any provision of the Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity or enforceability of the remaining provisions will not in any way be affected or impaired.

28.	OTHER

28.1      A reference to a person will be construed as a reference to any person, firm, company, state body or organization (whether or not having separate legal personality).

28.2      A reference to a document is to the document as varied, restated, replaced or novated.

28.3      The singular includes the plural and vice versa.

28.4      A reference to a statute is to it as re-enacted, amended or replaced from time to time.

28.5      A reference to HSBC includes its successors.

28.6      HSBC may rely on any signature, act or communication sent by a person purporting to be authorized to act on behalf of the Client even if that person lacked the relevant authority.

28.7      No amendment of the Agreement shall be binding on HSBC unless it is in writing and signed by an authorized officer of HSBC.

28.8      This agreement represents the entire understanding of the Client and HSBC and supersedes all prior written or oral understandings.

28.9      No delay in exercising, or failure of HSBC to exercise, a right of privilege hereunder shall operate as a waiver of HSBC’s ability to exercise such right or privilege in the future.

28.10    The Client agrees that any claim or cause of action by the Client against HSBC or any of its officers, directors, employees or agents, based on, arising from, or in any way relating to the Agreement, shall be barred unless asserted by the Client by the commencement of an action or proceeding in a court specified in Section 29.1 hereof by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action is based and the service of a summons and complaint on an officer of HSBC within 30 days thereafter. The Client agrees that said one year period is a reasonable and sufficient time for the Client to investigate and act upon such claim or cause of action .

29.	LAW

29.1      The Agreement is governed by the law of the State of New York. The Federal and State courts located in New York County will have exclusive jurisdiction to determine any dispute or claims relating to the Agreement or its formation (including non-contractual disputes or claims) when such claims are brought by the Client or any successors of the Client against HSBC or any successors or assigns of HSBC.

29.2      For the benefit of HSBC, the Client irrevocably submits to the jurisdiction of Federal and State Courts located in New York County and irrevocably agrees that a judgment in any proceedings in connection with the Agreement by those courts will be conclusive and binding on the Client and may be enforced against the Client in the courts of any other jurisdiction.

30.	DEFINITIONS

Terms defined in the Agreement will have the meanings ascribed to those terms in the Agreement, its Schedule and these Standard Terms & Conditions. Terms appearing in the Agreement, its Schedule and these Standard Terms & Conditions that are not defined therein but are defined in the UCC, shall have the meanings given in the UCC.

30.1      Accounts Receivable Management HSBC’s management of sales ledgers relating to Receivables and

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providing related information to the Client

30.2	Advance (i) an advance payment by HSBC to the Client on account of the Purchase Price of an Eligible Receivable not exceeding the Advance Percentage of unpaid invoice amount; and (ii) the service provided under this agreement whereby such advance payments are made available to the Client.

30.3	Advance Percentage means the Advance Percentage as specified in the Schedule to the Agreement.

30.4	Agreement has the meaning given in the Receivables Purchase Agreement which refers to these Standard Terms and Conditions

30.5	Affiliate means, with respect to an entity, any other entity controlled by or under common control with such entity

30.6	Approved Country a country specified as an Approved Country in the Schedule to the Agreement.

30.7	Approved Receivable, a Receivable which is an Eligible Receivable and with respect to which HSBC has assumed, and continues to assume, the Credit Risk and which is not subject to any of the provisions detailed in Condition 11.4

30.8	Arrangement Fee the fee specified as the Arrangement Fee in the Schedule to the Agreement

30.9	Assignment Schedule, a schedule in form satisfactory to HSBC listing the Client’s Receivables, which shall be delivered to HSBC by the Client with such frequency as HSBC determines.

30.10	Associated Rights all rights relating to a Receivable or Contract of Sale including (a) the Client’s rights of reclamation, stoppage in transit and other rights as an unpaid seller (b) Supporting Obligations, as defined in the UCC; (c) title to Returned Goods (d) the benefit of insurances (e) all Remittances, Liens, bonds, guarantees and indemnities (f) accounting records (g) any Receivable Records and (g) interest

30.11	Automated Clearning House the electronic network for financial transactions maintained by the Federal Reserve System

30.12	Automatic Credit Risk Limit the Automatic Credit Risk Limit specified in the Schedule, which shall be applicable if no Credit Risk Limit has been established for a Customer.

30.13	Availability the maximum aggregate amount available to be paid by HSBC to the Client at any time, being any credit balance on a Current Account less the Reserve, which does not exceed the Facility Limit

30.14	Bankruptcy Code Title 11 of the U.S. Code

30.15	Base Rate, the rate of interest publically announced by HSBC from time to time as HSBC’s prime commercial lending rate, which is not necessarily the lowest rate of interest offered by HSBC to its customers.

30.16	Business Day any week day on which banking institutions in Buffalo, New York, are open for business. If any credit or payment is due hereunder on a day other than a Business Day, then such payment or credit shall be made on the next Business Day.

30.17	Cash Collateral amounts that HSBC retains in a blocked DDA Account out of sums otherwise payable to the Client hereunder as collateral security for contingent Liabilities

30.18	Charge back reversal of a credit to the Current Account for the Purchase Price of a Receivable and/or HSBC’s right to require the Client to repurchase a Receivable

30.19	Collection Account any bank account to which HSBC agrees the proceeds of Receivables may be paid

30.20	Commencement Date the date specified as the Commencement Date in the Schedule to the Agreement.

30.21	Concentration Limit at any time, the maximum value of outstanding Receivables of a single Customer that

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HSBC will consider to be Eligible Receivables calculated by applying the Concentration Percentage to the aggregate value of all outstanding Eligible Receivables

30.22	Concentration Percentage the percentage identified as the Concentration Percentage in the Schedule to the Agreement.

30.23	Contract of Sale a contract between the Client and a Customer for the hiring and/or supply of goods and/or the provision of services

30.24	Credit Risk Assumption the purchase of a Receivable on which HSBC assumes the Credit Risk, subject to the Credit Risk Limit and Credit Risk Percentage

30.25	Credit Risk Limit the monetary limit set by HSBC which, in relation to a Customer (being the legal person named by HSBC), is the maximum aggregate value of its unpaid Receivables which may be Approved Receivables, the value of which is the Automatic Credit Risk Limit unless otherwise changed by HSBC

30.26	Credit Risk Payment a payment made pursuant to Condition 11.8

30.27	Credit Risk Percentage the percentage used by HSBC to calculate a Credit Risk Payment, being the percentage specified as such in the Agreement

30.28	Credit Risk, the risk of loss resulting solely and exclusively from the financial inability of a Customer to pay a Receivable at maturity.

30.29	Current Account an account maintained by HSBC in the Client’s name to record dealings between the parties, which shall not constitute a deposit account under applicable banking law and regulations.

30.30	Customer a person carrying on business to whom goods and/or services are or may be supplied under a Contract of Sale

30.31	DDA Account the account at HSBC in the Client’s name that is identified on the Schedule and to which transfers from the Current Account will be made and any other DDA Account established by HSBC under this Agreement

30.32	Delivered (a) in relation to goods, unless otherwise specified by HSBC in writing, either (i) shipped to the order of a Customer, or (ii) received by the Customer, and (b) in relation to services, the provision of the services has completed

30.33	Dispute (a) any dispute, claim offset, defense, counterclaim or other reason for non-payment of all or a portion of Receivable, regardless of merit, whether bona fide or not, other than a Customer’s financial inability to pay, and whether relating to an unpaid Receivable or any other Receivable; or (b) an Act of God, force majeure, the acts of restraint of public authorities, whether domestic or foreign, civil strife, war or currency restrictions or fluctuations resulting in non-payment of all or any portion of a Receivable.

30.34	Disputed Receivable a Receivable which is subject to a Dispute.

30.35	Due Date the date that a Receivable is due for payment as stated in an Invoice

30.36	Eligible Receivable any Receivable which is not an Ineligible Receivable

30.37	Excluded Country the countries listed as subject to sanction by the US Treasury’s Office from time to time

30.38	Excluded Receivable any monetary claim or other obligation of any Customer whose registered office is located in an Excluded Country

30.39	Facility Limit the maximum aggregate of Advances that the HSBC may in its discretion make to the Client at any time, being the amount specified as such in the Agreement

30.40	Facility Review Fee the fee specified as the Facility Review Fee in the Schedule to the Agreement

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30.41	Factoring Commission the charge payable by the Client for HSBC’s purchase of Receivables

30.42	Financial Inability the financial inability to pay a Receivable on its due date.

30.43	First Loss the fixed amount of Approved Receivables of a Customer which are not subject to Credit Risk Assumption despite being within the Credit Risk Limit, being the amount set out in the Schedule to the Agreement

30.44	Guarantor any person who has given a guarantee and/or indemnity of the Liabilities and Guarantee means either of these

30.45	HSBC HSBC Bank USA, N.A. and/or its subsidiaries and/or affiliated companies and/or any of its or their agents

30.46	IIF Internet Invoice Finance or any other internet platform through which HSBC and the Client exchange information relating to operation of facilities provided by HSBC under the Agreement

30.47	Ineligible Receivable a Receivable which (a) is subject to breach of any warranty or undertaking given to HSBC (b) following calculation of the Concentration Limit, is in excess of the Concentration Limit (c) HSBC considers to be materially overdue for payment (unless an Approved Receivable) (d) HSBC deems to be ineligible for an Advance until HSBC has received sufficient evidence that it is not subject to breach of any warranty or undertaking given to HSBC; (e) is a Non-Qualifying Receivable, unless HSBC in its discretion deems such Receivable to be a Qualifying Receivable; and HSBC may also (i) designate any Receivable in respect of interest an Ineligible Receivable and (ii) except for any Receivables which are Approved Receivables, designate all Receivables of a particular Customer as Ineligible Receivables if HSBC considers that a material proportion of that Customer’s unpaid Receivables are overdue for payment; and (f) HSBC in its discretion deems ineligible for purchase.

30.48	Insolvency Proceedings in relation to any person or asset (a) any proceeding under the U.S. Bankruptcy Code or other Federal or State bankruptcy or insolvency proceeding; (b) any proceeding seeking the appointment of a receiver, trustee, liquidator, custodian or other insolvency official with similar powers; (c) any assignment for the benefit of creditors; (d) entry of judgment or any attachment or similar proceeding with respect to any assets; (d) the calling of a meeting of creditors or admission of inability to pay debts or cessation of business or the making of a bulk transfer

30.49	Insolvent in relation to any person (a) the inability to pay debts as they fall due (b) the cessation of business in the normal course or (c) if there are any Insolvency Proceedings

30.50	Interest Charge or Interest the charge for HSBC making Advances to the Client which is deducted from the Purchase Price of Receivables, and calculated daily by applying the Margin plus the Base Rate to the debit balance on a Current Account

30.51	Interest Account a memorandum account for the purpose of calculating Interest Charges

30.52	Invoice an invoice issued by the Client

30.53	Liabilities any sum (present, contingent or future) payable by the Client or any Affiliate of the Client in any capacity (including as a Client, as a guarantor or as an account debtor on Receivables purchased or assigned to HSBC) to HSBC or any Affiliate of HSBC whether or not under the Agreement and any losses, damages, costs and expenses (including legal expenses on a full indemnity basis) incurred by HSBC

30.54	Lien any lien, mortgage, security interest or other interest in, or encumbrance on, an asset in favor of any person

30.55	Limit any limit, percentage, value or threshold referred to in a Transaction Document

30.56	LLP a limited liability partnership under the laws of any state

30.57	Margin amount specified in the Schedule to the Agreement, for the purpose of calculating the Interest Charge.

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30.58	Minimum Annual Factoring Commission the amount specified as the Minimum Annual Factoring Commission in the Schedule to the Agreement

30.59	Minimum Period the period specified as the Minimum Period in the Schedule to the Agreement

30.60	Month a period starting on one day in a calendar month and ending on the day before the numerically corresponding day in the next calendar month, except that (a) if the day before the numerically corresponding day is not a Business Day, that period will end on the next Business Day in that calendar month in which that period is to end if there is one or, if there is not, on the immediately preceding Business Day; and (b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period will end on the last Business Day in that calendar month

30.61	Non-Approved Receivable, a Receivable which is not an Approved Receivable

30.62	Non-Qualifying Receivable a Receivable which (a) was existing on the Commencement Date and is older than 12 months from its invoice date; (b) is due from a Customer to whom the Client may be indebted; (c) is payable in cash or relates to a proforma sale; (d) is payable by a Customer located in or operating from a country which is not an Approved Country; or (e) is on terms of “sale or return,” consignment or other terms that permit the Customer to return the goods without paying; and (f) any other Receivables HSBC may specify.

30.63	Notice of Assignment the notice given in conformity with Section 2 of the Agreement.

30.64	Notice Period the period specified as the Notice Period in the Schedule to the Agreement

30.65	Person any individual, corporation, partnership, limited liability company, joint venture, association, joint- stock company, trust, unincorporated organization or any department, agency or instrumentality of government or of any state, city, county, or town thereof.

30.66	Purchase Price of Receivables shall have the meaning specified in, and be calculated as provided in, Section 7.2 hereof.

30.67	Qualifying Receivable, any Receivable which is not a Non-Qualifying Receivable

30.68	Receivable means an Account (as defined in the UCC) and any other obligation of a Customer arising out of the sale or delivery of goods or the rendition of services to a Customer, whether now existing or hereafter created, and all of the Client’s right, title and interest in and to the merchandise, the sale of which resulted in such Account or other obligation, and in all such merchandise that may be returned by Customers, and all books and records relating to the foregoing, and in the cash and non-cash proceeds of all of the foregoing, and all causes of action and rights in connection therewith, which the Client may now have or hereafter acquire, including the Client’s rights of reclamation, replevin and stoppage in transmit and including all trademarks, copyrights, patents and other general intangibles which appear on or are part of or necessary for the use or disposition of such merchandise or which appear on the invoices or other documents evidencing such Account or other obligation and all other Associated Rights.

30.69	Receivable Records any document evidencing a Contract of Sale including (without limitation) any quotation, purchase order, invoice, sales acknowledgement, delivery note, completion certificate, books, accounts, computer and other records, any correspondence and any other documents relating to Receivables.

30.70	Remittance cash, checks, bills of exchange, negotiable and non-negotiable instruments, letters of credit, orders, drafts, promissory notes, electronic payments and any other form of payment received by HSBC, the Client or any agent or representative of a Client in payment of a Receivable, including monies recovered under any credit insurance policy, or a dividend payable in respect of the Receivable

30.71	Repurchase Price in relation to an unpaid Receivable, the amount of the Receivable remaining unpaid when HSBC charges back the Receivable and, in relation to all unpaid Receivables, the debit balance on all Interest Accounts plus Liabilities

30.72	Reserve an amount equal to the aggregate value of (a) outstanding Approved Receivables which exceed the Advance Percentage of the invoice amount of the Receivables (b) the invoice amount of outstanding

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Ineligible Receivables (c) Liabilities (d) the value of all claims from or defenses by Customers which have arisen or may arise; and (e) such additional sum as HSBC determines in its discretion to be necessary to reimburse HSBC for amounts that under any contingency may be due from the Client

30.73	Returned Goods goods which relate to an outstanding Receivable and which have been returned to the Client’s possession

30.74	Security Documents any document evidencing, guaranteeing or granting collateral security for the Liabilities

30.75	Senior Management any director of a Client where the Client is a company, partner of a Client which is a partnership, member of a Client which is an LLP and other person involved in the operation of the Agreement or the management or direction of the Client

30.76	Spot Rate of Exchange on any day, the rate or rates used by HSBC for the exchange of one currency to another currency

30.77	Standard Payment Terms the payment terms specified as the Standard Payment Terms in the Schedule to the Agreement

30.78	Termination Date the date which is the last day of the term of the Agreement pursuant to Section 1 or the date on which HSBC declares the Agreement to be terminated pursuant to Section 17

30.79	Termination Event any event listed as a Termination Event in Condition 17 (Termination Events)

30.80	Transaction Document the Agreement, the Security Documents and any other agreement or ancillary documentation entered into between the Client and HSBC

30.81	UCC means the Uniform Commercial Code as in effect in the State of New York from time to time.

30.82	User Guide means any user or operational guide published by HSBC from time to time

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